EXHIBIT 99.15

ACKNOWLEDGEMENT AND CONFIRMATION

WHEREAS, Crestview Capital Master, LLC (“Crestview”) has entered into a Common Stock Purchase Agreement (the “Agreement”) dated as of December 19, 2007 with Morten Meyerson (“Meyerson”), a copy of which is attached hereto as Exhibit A.

WHEREAS, Chembio Diagnostics, Inc. (the “Company”) has received and reviewed a copy of the Agreement;

RESOLVED, that the Company acknowledges and confirms that it will follow the instructions given to it by Meyerson pursuant to the terms of the Agreement, including any instruction to issue unlegended shares of common stock to Crestview, and it will fulfill its obligations under the Agreement.

/s/  Lawrence A. Siebert
Chembio Diagnostics, Inc.
By:  Lawrence A. Siebert
Title:  Chief Executive Officer
Date:  December 19, 2007

Exhibit A:

Common Stock Purchase Agreement Dated December 19, 2007 by and between
Crestview Capital Master, LLC and Morten Meyerson

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 19, 2007, is by and between Crestview Capital Master, LLC (the “Buyer”) and Morton H. Meyerson (the “Seller”).

RECITAL

Seller desires to sell to the Buyer, and the Buyer desires to purchase from Seller, Seller’s entire right, title and interest in and to the number of shares of Common Stock (the “Common Stock”) of Chembio Diagnostics, Inc., a Nevada corporation (the “Issuer”) set forth on the Buyer’s signature page hereto (such shares of Common Stock are referred to herein as the “Shares”), all in accordance with the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Agreement to Purchase.  The Buyer hereby agrees to purchase, and Seller hereby agrees to sell to the Buyer, the Shares for a per share purchase price equal to $0.42 per share, as set forth on the Buyer signature page hereto (the “Purchase Price”), pursuant to the terms and conditions set forth herein. Within 5 business days of the date hereof, the Seller shall deliver to the Issuer a notice of transfer as to such Shares duly signed by the Seller in the name of the Buyer and instructions to re-issue such Shares to Buyer (together, the “Transfer Documents”). Promptly upon receipt of the Transfer Documents, the Issuer shall notify the Buyer of such receipt. Upon the earlier of (i) notice from the Issuer that the Issuer is in receipt of the Transfer Documents or (ii) receipt from the Seller of a copy of the Transfer Documents along with a confirmed delivery receipt from a nationally recognized courier service that the Transfer Documents have been delivered to the Issuer, the Buyer shall, within 1 business day of such date, pay the Purchase Price to the Seller via wire transfer of immediately available funds pursuant to the wire instructions of the Seller set forth on the signature page of the Seller attached hereto. The Issuer shall promptly deliver to the Buyer a certificate representing the Shares, without restrictive legends, to the address set forth on the signature page of the Buyer attached hereto and return the balance of any Shares to the Seller or its designee(s). Against delivery of the Purchase Price for the Shares by Buyer, Seller shall deliver the Shares to Buyer, free and clear of all liens, charges or other encumbrances.

2. Representations and Warranties of Buyer.  The Buyer represents and warrants to Seller as follows:

(a) Buyer has conducted its own due diligence with respect to the Issuer and its purchase of the Shares, each to Buyer’s satisfaction. The Buyer has received all information regarding the Issuer that it deems necessary or advisable to evaluate the risks and merits of an investment in the Shares. It acknowledges that neither the Seller nor any of its authorized representatives have made any representation or warranty regarding the Issuer or an investment in the Shares, other than as contained herein. The Buyer understands that its investment in the Shares involves a significant degree of risk. The Buyer has sufficient cash resources to enable it to pay the Purchase Price.

(b) The Buyer represents that it is an “Accredited Investor” as defined in Regulation D under the 1933 Act.

(c) This Agreement constitutes a valid and binding agreement and obligation of Buyer enforceable against Buyer in accordance with its terms, subject to limitations on enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditors’ rights generally.

(d) This Agreement has been duly authorized, validly executed and delivered by Buyer, and Buyer has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(e) Buyer has been fully and adequately represented by independent representatives in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties and Covenants of Seller.  Seller represents and warrants to the Buyer as follows:

(a) This Agreement has been duly authorized, validly executed and delivered by Seller and is a valid and binding agreement and obligation of Seller enforceable against Seller in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(b) Seller has been fully and adequately represented by independent representatives in connection with the transactions contemplated by this Agreement.

(c) The Seller is not, as of the date of this representation, and has not been for the last one hundred and 90 days, an employee, officer, director or direct or indirect beneficial owner of more than ten percent (10%) of any class of equity security of the Issuer, or of any entity, directly or indirectly, controlling, controlled by or under common control with the Issuer.

4. Expenses.  Each of the parties hereto agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

5. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

6. Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or facsimile, initially to the address set forth on the signature page hereto, and thereafter at such other address, notice of which is given in accordance with the provisions of this section. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service (with next day delivery specified); when a transmission confirmation report is generated, if sent via facsimile.

7. Entire Agreement.  This Agreement (including Exhibit A hereto) constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating to such subject matter, all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except, in the case of an amendment, by a written amendment signed by both of the parties or, in the case of waiver, in writing signed by the party giving the waiver. The parties make no representations, warranties or disclosures to each other, except as contained in this Agreement, and any and all prior representations and warranties made by Seller or Buyer or any of their respective representatives, whether verbally or in writing, are deemed to have been merged into this

Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8. Assignment; Successors and Assigns; No Third Party Rights.  This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

9. Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, this Common Stock Purchase Agreement was duly executed on the date first written above.

BUYER:

Crestview Capital Master, LLC

By: Crestview Capital Partners, LLC
Its: Sole Manager

By:	/s/ Robert Hoyt
Name:  Robert Hoyt
Title:  Manager

Address:	c/o Crestview Capital Partners, LLC
95 Revere Drive, Ste. A
Northbrook, Illinois 60062
Facsimile: (847) 559-5807

Shares of Common Stock: 216,667
Aggregate Purchase Price: $91,000.14

[SIGNATURE PAGE OF SELLER TO FOLLOW]

[SIGNATURE PAGE OF SELLER]

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Seller: Morton H. Meyerson

Signature of Authorized Signatory of Seller:	/s/ Morton H. Meyerson
Name of Authorized Signatory: Morton H. Meyerson

Address for Notice of Seller: